To the Board of Directors and Stockholders of

Kaire Holdings, Inc.

We consent to the incorporation by reference in this registration statement (No. 333-116693) on Form SB2 Amendment 4 of Kaire Holdings, Inc., of our report dated April 29, 2005 (except Note2 which was June 7, 2005) relating to the consolidated balance sheets of Kaire Holdings, Inc., as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the years then ended, which report is included in the December 31, 2004 annual report on Form 10-KSB of Kaire Holdings, Inc.

/s/ Pohl, McNabola, Berg & Company LLP

Pohl, McNabola, Berg & Company LLP

San Francisco, California

January 19. 2006